                   NEWS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219    Phone: 913-647-0158   Fax:  913-647-0132
                                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:        Karl B. Gemperli
                (913) 647-0158, Phone
                (913) 647-0132, Fax
                investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Lenexa, Kansas (September 8, 2003) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the first quarter ending July 31, 2003.

         Sales for the quarter ended July 31, 2003 were $2,619,000, a decrease of $225,000 or 8%, from sales of $2,844,000 in the comparable period of the prior year. The decrease was primarily due to a slowdown in orders from existing electronics assembly customers and the challenging economic climate. We expect that the impact of the economy in the aerospace industry as well as overall economic conditions will result in lower sales in the next quarter as compared to the comparable quarter in fiscal year 2003.
         Gross margin was $695,000 or 27% of sales for the three-month period ended July 31, 2003, as compared to $871,000 or 31% of sales for the three-month period ended July 31, 2002. The gross margin achieved in the current period reflected the change in product mix as well as the effect of lower production efficiencies due to decreases in sales volume in the first half of the quarter and fewer strategic pricing opportunities as compared to the same period a year ago. It is anticipated that in the near term gross margins will rise slightly over the next few quarters as a result of improved product mix and increases in sales volumes.
         Operating expenses were $787,000, an increase of $44,000, or 6%, from the same period a year ago. The increase was primarily due to costs associated with an increase in SG&A personnel as a result of the Crystaloid transaction. We believe that our continuing operating expenses will be at or near their current levels for the foreseeable future and we will continue our efforts to minimize corporate expenditures and manage our operating costs.
         Operating loss for the three-month period was $92,000, as compared to operating income of $128,000 before the cumulative effect of accounting change in the prior year period.
         Interest expense increased to $58,000 for the three-month period ended
July 31, 2003 as compared to $38,000 for the three-month period ended July 31,
2002. The increase of $20,000 was the result of interest expense on borrowings on the line of credit during the three-month period ended July 31, 2003. These borrowings were not in place for the corresponding period of the prior year.
         In the three-month period ended July 31, 2002, the company recorded a cumulative effect of account change of $1,618,000 for the full impairment of its goodwill. The accounting change was due to our adoption of Statement of
Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible
Assets, on May 1, 2002. The goodwill was incurred as a result of the acquisition of DCI, Inc. in February 2000.

         The $36,000 income tax benefit for the three-month period ended July
31, 2003 was due to the filing of amended tax returns claiming refunds of income taxes paid in prior years as a result of carry backs of net operating losses. No other income tax provision or benefit was recorded for the three-month periods ended July 31, 2003 or 2002 due primarily to net operating loss carry forwards available to the Company.
         As a result of the above, net loss was $113,000, or $0.04 per share, for the quarter, as compared to net loss of $1,527,000, or $0.55 per share for the comparable period of the prior year.

Karl B. Gemperli, Chief Executive Officer, stated, "We experienced some softness in sales during the quarter due to the specific timing of customer orders and the economic climate in the electronics industry, most notably in the aerospace sector. To ensure the future success of our business, we are continuing to aggressively pursue new customer opportunities that include the marketing of electronic manufacturing services to the former Crystaloid customers and expanding our sales force by adding a Regional Sales Manager for the
Southeastern United States. We are also encouraged by the number of new customers added and the level of quoting activity during the quarter. We believe that our unique electronic integration capabilities combined with the number of new business opportunities we are pursuing represent a strong platform for future growth."

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc., is a leading designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, industrial and consumer product industries. These interface solutions are used by human operators to view, extract or exchange information with electronic or electro-mechanical equipment. Through its unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components, the Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2003. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                         Three Months Ended
                                                              July 31,
                                                        2003            2002
                                                        ----            ----
  Sales                                                  $2,619           $2,844
  Cost of products sold                                   1,924            1,973
                                                     -----------    -------------
  Gross margin                                              695              871

  Selling, general and administrative expenses              787              743
                                                     -----------    -------------

  Operating income (loss)                                  (92)              128

  Other income (expense):
    Interest expense                                       (58)             (38)
    Other income, net                                         1                1
                                                     -----------    -------------
  Income (loss) before cumulative effect of
    accounting change                                     (149)               91

  Cumulative effect of accounting change                     --          (1,618)
  Income tax benefit                                         36               --
                                                     -----------    -------------
  Net loss                                               $(113)         $(1,527)
                                                     ===========    =============

  Income (loss) per share information:
    Basic and diluted
         Income (loss) per share before cumulative
           effect of accounting change                  ($0.04)            $0.03
         Cumulative effect of accounting change              --           (0.58)
                                                     -----------    -------------
         Net loss per share                             ($0.04)          ($0.55)
                                                     ===========    =============
  Weighted average common shares
    outstanding - basic and diluted                       2,791            2,788
                                                     ===========    =============